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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34559, 333-47017, 333-56794, 333-99037, 333-109721 and 333-119724) and the Registration Statements (Form S-3 Nos. 333-105933 and 333-110981) of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Univision Communications Inc. and subsidiaries, Univision Communications Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Univision Communications Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
New York, New York March 7, 2005

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  Exhibit 23.1